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FORM 4                                 U.S. SECURITIES AND EXCHANGE COMMISSION
------                                           Washington D.C.  20549

[  ] Check this box if               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     no longer Subject
     to Section 16.    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                         Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                  Section 30(f) of the Investment Company Act 1940
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol   |6.Relationship of Reporting Person to  |
|                                        |                                             |  Issuer (Check all Applicable)        |
|    Basora       Adrian         A.      |  C&D TECHNOLOGIES, INC.    (CHP)            |                                       |
|----------------------------------------|---------------------------------------------| _X_ Director       ___ Owner          |
|   (Last)        (First)        (MI)    |3.IRS or Soc. Sec. No.|4.Statement for Month/|                                       |
|                                        |  of Reporting Person |  Year                | ___ Officer (give  ___ Other          |
|    c/o Eisenhower Exchange             |  (Voluntary)         |                      |       title below)     (Specify below)|
|    256 South 16th Street               |                      |         6/00         |                                       |
|                                        |                      |                      |                                       |
|----------------------------------------|                      |----------------------|---------------------------------------|
|          (Street)                      |                      |5.If Amendment,Date of|7.Individual or Joint/Group Filing     |
|                                        |                      | Original (Month/Year)|  (Check Applicable Line)              |
|                                        |                      |                      |                                       |
|                                        |                      |                      | _X_ Form filed by One Reporting Person|
|    Philadelphia,   PA       19106      |                      |                      |                                       |
|                                        |                      |                      | ___ Form filed by More than One       |
|                                        |                      |                      |     Reporting Person                  |
|----------------------------------------|----------------------|----------------------|---------------------------------------|
|  (City)            (State)     (Zip)                                                                                         |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned        |
|------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security         |2.Transac-   |3.Trans.  |4.Security Acquired (A) or    |5.Amount of    |6.       |7.Nature of    |
|  (Instr. 3)                |  tion Date  |  Code    |  Disposed of (D)             |  Securities   |Ownership|  Indirect     |
|                            | (Mon/Day/Yr)|(Instr. 8)|  (Instr. 3, 4 & 5)           |  Beneficially |Form Dir.|  Beneficial   |
|                            |             |     |    |               |    |         |  Owned at End |(D) or   |  Ownership    |
|                            |             |     |    |               |(A) |         |  of Month     |Ind. (I) |  (Instr. 4)   |
|                            |             |Code | V  |     Amount    |(D) |  Price  |  (Instr. 3&4) |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
| Common Stock               |  6/27/00    | A   |    |      322      | A  | 55.9375 |       860 (1) |   D     |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
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Reminder: Report of a separate line for each class securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v)

                                                                   SEC1474(7-96)
                                                                    PAGE: 1 of 2

FORM 4 (continued)        TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible security)
--------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of      |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|saction  |  Derivative     |Exercisable|  or Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |Code     |  Securities     |and        |  Securities         |Security  |Derivative|Form| Indirect |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or|Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  |Day/ |         |  Disposed of (D)|Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4&5)|(Mon/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                 | Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                 |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                 |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-----------------|Date |Exp. |  Title   |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |  (A)   |  (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock     |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|Option    |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|(Right to |         |6/27/|    |    |        |        |6/27/|6/27/|Common    |          |          |          |    |          |
|Buy)      | 55.9375 | 00  | A  |    |  4,000 |        | 00  |2010 |Stock     |  4,000   |  55.9375 |  4,000   | D  |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock     |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|Option    |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|(Right to |         |     |    |    |        |        |11/30|11/30|Common    |          |          |          |    |          |
|Buy)      | 19.5625 | (2) | M  |    |   (2)  |  (2)   | /99 |/09  |Stock     |  2,336   |  19.5625 |  2,336   | D  |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|

Explanation of Responses:

(1) On June 16, 2000 the Common Stock of C&D Technologies, Inc. split two-for-one in the form of a 100% stock dividend, resulting in the reporting person's acquisition of 269 additional shares of common stock.

(2) This option was previously reported as covering 1,168 shares at an exercise price of $39.125 per share, but was adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend on June 16, 2000.


                                      /s/ Adrian A.Basora             6/27/00
                                     ------------------------------- ----------
                                     **Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
                                                                   SEC1474(7-96)
                                                                     PAGE 2